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                                                                    Exhibit 23.5

[January 2, 2008]


Directors
ATA Inc.
8th Floor, Tower E
6 Gongyuan West Street,
Jian Guo Men Nei
Beijing 100005, China


SUBJECT: WRITTEN CONSENT TO REFERENCE SALLMANNS (FAR EAST) LIMITED IN SEC
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FILINGS OF ATA INC.
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Dear Sirs,

We hereby consent to the references to our name, valuation methodologies, assumptions and value conclusions for accounting purposes, with respect to our appraisal reports addressed to the board of ATA Inc. (the "Company") in the Company's Registration Statement on Form F-1 (together with any amendments thereto, the "Registration Statement") to be filed with the U.S. Securities and Exchange Commission ("SEC"). In giving such consent, we do not admit that we are experts within the meaning of the term experts as used in the Securities Act of 1933, as amended or the rules and regulations of the SEC.

In the preparation of our valuation reports, we relied on the accuracy and completeness of the financial information and other data related to the Company provided to us by the Company and its representatives. We did not audit or independently verify such financial information or other data relating to the Company and take no responsibility for the accuracy of such information. The responsibility for determining fair value rests solely with the Company and our valuation reports were only used as part of the Company's analysis in reaching their conclusion of value.

Yours sincerely,
For and on behalf of
SALLMANNS (FAR EAST) LIMITED



/s/Simon M.K. Chan
Simon M.K. Chan
Director